Exhibit (c) 1


GPU News Release
November 25, 1998

               GPU, Inc. and Cinergy Corp. Sell UK Supply Business
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                Retain Midlands Electricity Distribution Business
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MORRISTOWN,  NJ -- November 25, 1998 -- GPU, Inc. officials  announced GPU, Inc.
and Cinergy Corp. will sell the supply business of Midlands Electricity to National Power plc. Midlands is a British regional electric company which distributes and supplies electricity in England. GPU, Inc. and Cinergy Corp jointly acquired Midlands in 1996 through Avon Energy Partners.

"This is an innovative deal that's good for all involved," said Fred Hafer, chairman, president and chief executive officer of GPU, Inc. and currently chairman of Avon Energy Partners and MEB. "National Power is purchasing a strong supply business and we have an opportunity to concentrate on Midlands' substantial and profitable distribution business."

National Power plc, one of the United Kingdom's primary power generation companies, will acquire all the assets of Midlands' supply business and assume its liabilities, including obligations under all Midlands' power purchase agreements, for $300 million plus an adjustment for working capital at the financial closing. National Power will acquire the business which purchases, markets and supplies electricity to 2.2 million U.K. customers while Cinergy and GPU will continue to own and operate Midlands' distribution lines and substations.

"With this move, we're staying a step ahead of inevitable changes in the U.K. electricity market," said James E. Rogers, president and chief executive officer of Cinergy and vice chairman of Avon Energy Partners and MEB, in affirming the company's commitment to developing Midlands' distribution operations.

The United Kingdom has been phasing in a competitive electric market and in September began giving residential customers a choice of power suppliers. Currently three primary generation companies, including National Power, sell into a power pool from which regional electric companies purchase power for their consumers. Midlands is one of the U.K.'s 12 regional electric companies and is the first U.K. public electricity supplier to separate its distribution and supply businesses in this way.

The companies hope to conclude the transaction, which is subject to approval by Great Britain's Department of Trade and Industry and the Office of Electricity Regulation, by the end of March 1999. Legislation permitting the separation of distribution and supply licenses is expected to be passed at a later date. Until that occurs, Midlands will retain the distribution license but will appoint National Power by contract to perform its supply obligations.

In the year ended March 1998, the supply business reported a profit before interest and U.K. and U.S. income tax of approximately $31 million on revenues of $1.9 billion. In the same period the distribution business recorded a profit before interest and U.K. and U.S. income tax of approximately $236 million on revenues of $570 million. About 1,300 supply business employees from Midlands will be transferred to National Power. Midlands' 3,600 distribution, electrical contracting, metering and energy management business employees are not affected.

GPU, Inc., headquartered in Morristown, NJ, is a registered utility holding company. GPU's transmission and distribution subsidiaries--currently doing business under the trade name GPU Energy--serve approximately two million customers in a service area encompassing about half the land areas of New Jersey and Pennsylvania. GPU's other subsidiaries include: GPU Generation, Inc., GPU Advanced Resources, Inc.; GPU Nuclear, Inc.; GPU Service, Inc. and the GPU
International Group which owns, operates, develops, and invests in power generation, transmission and distribution facilities globally.

Cinergy is the one of the United States' largest diversified energy companies with revenues of $4 billion in 1997. The company was created in 1994 through the combination of The Cincinnati Gas & Electric Co. and PSI Resources Inc. and was the first merger of two low-cost utilities after the enactment of the Energy Policy Act of 1992. Its operating companies serve 1.4 million electric customers and 455,000 gas customers in Ohio, Indiana and Kentucky.


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Contact:

GPU
News Contact:            Elaine Davis, 973/455-8418
Investor Contact:        Joanne Barbieri 973/455-8720
      or
FOR CINERGY
News Contact:            Angeline Protogere, 317/838-1338
                         Steve Brash, 513/287-2226
Investor Contact:        Felicia Ferguson 513-287-4348